Exhibit 99.(h)(2)

FORM OF SUB-PLACEMENT AGENCY AGREEMENT

AGREEMENT made this [     ]th day of [       ], 2008, between Legg Mason Investor Services, LLC, a [       ] limited liability company (the “Placement Agent”), and [          ], a [        ] company (the “Sub-Placement Agent”).

WITNESSETH:

WHEREAS, Legg Mason Permal Global Active Strategies Fund, a Delaware statutory trust (the “Fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and it is in the interest of the Fund to offer its shares for sale continuously and to appoint one or more principal underwriters for the purpose of facilitating such offers and sales;

WHEREAS, the Fund and the Placement Agent have entered into an agreement with each other with respect to the continuous offering of the Fund’s shares of beneficial interest (the “Shares”);

WHEREAS, the Placement Agent and the Sub-Placement Agent wish to enter into an agreement with each other with respect to the continuous offering of the Fund’s Shares;

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Sub-Placement Agent.

The Placement Agent hereby appoints the Sub-Placement Agent as a non-exclusive [servicing and ] sub-placement agent in connection with the offering and sale of the Shares on the terms set forth in this Agreement and the Sub-Placement Agent hereby accepts such appointment and agrees to act hereunder.

Section 2. Services and Duties of the Sub-Placement Agent.

(a) The Sub-Placement Agent agrees to sell, from time to time during the term of this Agreement, Shares upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the prospectus included as part of the Fund’s Registration Statement, as such prospectus may be amended or supplemented from time to time, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by the Fund with the Securities and Exchange Commission (the “Commission”) and effective under the Securities Act of 1933 Act, as amended (the “1933 Act”), and the 1940 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

(b) Orders received by the Sub-Placement Agent will be accepted through the Placement Agent or its designee only at the public offering price applicable to each order, as set forth in the Prospectus. The procedure relating to the handling of orders shall be subject to the terms of this Agreement and instructions that the Placement Agent or the Fund shall forward from time to time to the Sub-Placement Agent. All orders are subject to acceptance and rejection by the Placement Agent or the Fund in their sole discretion, provided that upon any such rejection, the Placement Agent or the Fund, as the case may be, shall promptly advise the Sub-Placement Agent of such rejection.

(c) The Sub-Placement Agent shall have the right, on behalf of its clients who own or wish to own Shares (“Clients”), to buy from the Fund the Shares needed, but not more than the Shares needed (except for clerical errors in transmission), to fill unconditional orders for Shares placed with the Sub-Placement Agent by Clients and securities dealers. The Sub-Placement Agent will use its best efforts to sell Shares, and it is understood that the Sub-Placement Agent does not undertake to sell any specific number or amount of Shares or to purchase any Shares for its own account.

(d) The Shares are to be offered by the Sub-Placement Agent to its Clients and securities dealers at the public offering price, as set forth in the Prospectus.

(e) The Sub-Placement Agent will not make offers or sales of Shares except in the manner set forth in the Registration Statement. In this regard, the Sub-Placement Agent agrees to only make offers or sales of Shares in compliance with the following procedures:

(i) No sale of Shares to any one investor will be for less than the minimum amount as may be specified in the Prospectus or as the Placement Agent or its designee otherwise shall advise the Sub-Placement Agent.

(ii) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(iii) Sales of Shares will be made only to “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the 1933 Act.

(f) In connection with purchases and repurchases of Shares, the Sub-Placement Agent is authorized to take any action, and to make any arrangements for the collection of purchase monies or for the payment of repurchase proceeds authorized or permitted to be taken or made in accordance with the 1940 Act and as set forth in the Agreement and Declaration of Trust, By-Laws and the then-current Prospectus of the Fund.

(g) The Sub-Placement Agent shall provide service to its Clients to assist these Clients in maintaining their accounts, including:

(i) assisting in establishing and maintaining accounts and records relating to Clients that invest in Shares;

(ii) processing repurchase, dividend, and distribution payments from the Fund on behalf of Clients;

(iii) in connection with Client subscriptions for initial and subsequent investments in the Fund, arranging for bank wires following notification to the Fund;

(iv) responding to Client inquiries relating to the services performed by the Sub-Placement Agent;

(v) responding to routine inquiries from Clients concerning their investments in Shares;

(vi) assisting Clients in changing account designations and addresses;

(vii) assisting Clients in such Clients’ processing of repurchase requests; and

(viii) providing such other similar services as the Fund or the Placement Agent may reasonably request to the extent the Sub-Placement Agent is permitted to do so under applicable statutes, rules and regulations.

Section 3. Repurchase of Shares by the Fund.

(a) Any of the outstanding Shares may be tendered for repurchase pursuant to a tender offer made by the Fund, and the Fund will repurchase the Shares so tendered in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder and the applicable tender offer provisions set forth in the Prospectus of the Fund. The price to be paid to repurchase the Shares shall be equal to the net asset value per Share, determined as set forth in the Prospectus.

(b) Repurchases of Shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Trustees of the Fund as set forth in the Prospectus including, without limitation, in order to comply with Regulation M-A under the 1934 Act.

(c) The Sub-Placement Agent acknowledges that repurchase proceeds may be reduced by the amount of any redemption or similar fee described in the Prospectus.

Section 4. Duties of the Fund and the Sub-Placement Agent.

(a) The Fund intends to sell its Shares on the terms and in the manner described in the Prospectus so long as it has Shares available for sale and to cause the Fund’s transfer agent to record on its books the ownership of (or deliver certificates, if any, for) such Shares registered in such names and amounts as the Sub-Placement Agent has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the written request of the Sub-Placement Agent therefor.

(b) The Placement Agent or its designee intends to keep the Sub-Placement Agent fully informed with regard to the Fund’s affairs and, to the extent permitted by applicable law, shall furnish to the Sub-Placement Agent copies of all publicly available information, financial statements and other papers which the Sub-Placement Agent may reasonably request for use in connection with the distribution of Shares of the Fund, and this shall include one certified copy, upon request by the Sub-Placement Agent, of all financial statements prepared for the Fund by independent accountants and such reasonable number of copies of its most current Prospectus and annual and interim reports as the Sub-Placement Agent may request and intends to cooperate fully in the efforts of the Sub-Placement Agent to sell and arrange for the sale of the Shares and in the performance of the Sub-Placement Agent under this Agreement.

(c) The Fund intends to take, from time to time, such steps, including payment of the related filing fee, as may be necessary to register its Shares under the 1933 Act to the end that there will be available for sale such number of Shares as the Sub-Placement Agent may be expected to sell. The Fund shall file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

(d) The Fund intends to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such states as the Placement Agent and the Fund may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Fund as a broker or dealer in such states; provided that the Fund shall not be required to amend its Agreement and Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares. The Sub-Placement Agent shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualifications.

Section 5. Representations and Warranties of the Sub-Placement Agent.

(a) The Sub-Placement Agent is duly authorized to enter into and perform, and have duly executed and delivered, this Agreement.

(b) The Sub-Placement Agent has and will maintain all licenses and registrations necessary under applicable law and regulations to provide the services required to be provided hereunder.

(c) The Sub-Placement Agent has not and will not solicit any offer to buy or offer to sell Shares in any manner which would be inconsistent with applicable laws and regulations,

or with the procedures for solicitations contemplated by the Prospectus or by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or conduct any seminar or meeting whose attendees have been invited by any general solicitation or advertising. The Sub-Placement Agent will not make any representations concerning the Shares that are inconsistent with the Prospectus and will not use any written material other than the Prospectus or material provided by the Placement Agent in connection with the offer of sale of Shares.

(d) The Sub-Placement Agent will disclose fully to each prospective Client, (i) that the Placement Agent has agreed to pay a fee to it for the services to be rendered by it under this Agreement, (ii) the amount of such fee and (iii) the duration for which the fee will be paid.

(e) The Sub-Placement Agent hereby certifies that it has established and maintains an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify Clients and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (the “Patriot Act”). The Sub-Placement Agent represents and warrants that any money contributed to the Fund by or on behalf of an investor introduced by it, will not be directly or indirectly derived from activities that may contravene U.S. federal, state and international laws and regulations including anti-money laundering laws and that such investor introduced to the Fund shall not be a person or entity listed in Executive Order 13224, Blocking Property And Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or the Annex thereto, as published at http://www.treasury.gov/offices/enforcement/ofac/programs/terror/terror.pdf. The Sub-Placement Agent further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act. The Sub-Placement Agent agrees to provide the Placement Agent with such information as the Placement Agent may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable the Placement Agent to fulfill its obligations under the Patriot Act, if any.

Section 6. Fees and Expenses.

(a) In the event a prospective investor becomes a Client as a direct result of the Sub-Placement Agent’s efforts [and the Sub-Placement Agent provides related services to such Client], the Sub-Placement Agent shall receive from the Placement Agent such compensation as set forth on Schedule A hereto. The Sub-Placement Agent is entitled to charge an upfront sales load to each Client on the purchase price of such Client’s Shares as listed on Schedule A hereto. The Fund may, in its discretion, waive the sales load for certain investors as set forth in the Prospectus. If the Fund’s offering of Shares is terminated, the Sub-Placement Agent will not receive any further sales load as described in this Section 6(a).

(b) The Fund, the Placement Agent or its designee shall bear all costs and expenses of the continuous offering of the Shares in connection with: (i) its fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required to be filed by and under the federal and state securities laws, (iii) the preparation and mailing of annual and interim reports, prospectuses and proxy materials to shareholders and (iv) the qualifications of Shares for sale and of the Fund as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Fund and the Placement Agent pursuant to Section 4(d) hereof and the cost and expenses payable to each such state for continuing qualification therein.

(c) The Sub-Placement Agent shall bear (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Fund and other materials used by the Sub-Placement Agent in connection with its offering of the Shares for sale to the public, including the additional cost of printing copies, at printer’s over-run cost, of the Prospectus and of annual and interim reports to shareholders other than copies thereof required for distribution to shareholders or for filing with any federal and state securities authorities, (ii) any expenses of advertising incurred by the Sub-Placement Agent in connection with such offering and (iii) the expenses of registration or qualification of the Sub-Placement Agent as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

(d) The Sub-Placement Agent shall be responsible for the payment of all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

(e) If any Shares sold to Clients under the terms of this Agreement are repurchased by the Fund or by the Placement Agent for the account of the Fund or are tendered for redemption within seven days after the date of the confirmation of the original purchase, it is agreed that the Sub-Placement Agent shall forfeit its right to, and refund to the Placement Agent, any compensation (including the sales load) received by it in respect of such Shares. In addition, if any Shares sold to Clients under the terms of this Agreement are repurchased by the Fund or by the Placement Agent for the account of the Fund or are tendered for redemption within twelve months after the effective date of the original purchase, it is agreed that the Sub-Placement Agent shall refund a pro-rata portion of the compensation (including the sales load) received in respect of such Shares. The “pro-rata” refunded portion shall be calculated based upon the number of months that the Shares were NOT held by Client(s) during the first twelve month period following the original purchase. (Thus, for example, if the Shares were held only for three months, then the Sub-Placement Agent will be obligated to refund 9/12ths or 3/4ths of the compensation received.)

Section 7. Indemnification.

(a) The Sub-Placement Agent shall indemnify and hold harmless the Fund, the Placement Agent and any investment adviser, general partner, manager to or administrator for the Fund, their respective employees, directors, officers, agents, and each person, if any, who, directly or indirectly, controls, is controlled by, or under common control with the Fund, the Placement Agent and any investment adviser to or administrator for the Fund, their respective employees, directors, officers and agents (each such person or entity is referred to as an “Indemnified Party”) against any losses, claims, damages or liabilities, joint or several, to which any Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach by the Sub-Placement Agent of any of the covenants, agreements, representations or warranties contained in this

Agreement, and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability or action. This paragraph shall survive the termination or expiration of this Agreement.

Section 8. Term of Agreement; Termination.

This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act) unless the Commission has issued an order exempting the Fund and the Sub-Placement Agent from the provisions of the 1940 Act which would have otherwise have effected the termination of this Agreement. This Agreement shall terminate automatically in the event of the termination of the Placement Agency Agreement dated [         ], 2008 between the Fund and the Placement Agent. In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days’ nor less than thirty days’ written notice to the other party.

Section 9. Notices.

Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid:

If to the Fund at:

620 Eighth Avenue, 49th Floor

New York, NY 10018

Tel: 212-805-6024

Attention: R. Jay Gerken

If to the Placement Agent at:

Legg Mason Investor Services, LLC

[address]

[telephone]

Attention: [                      ]

If to the Sub-Placement Agent at:

[name]

[address]

[telephone]

Attention: [                      ]

Section 10. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

Section 11. Miscellaneous.

(a)           This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns and no other person shall have any right or obligation hereunder.

(b)           This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

[ ]

By:
Name:
Title:

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

SCHEDULE A

Legg Mason Permal Global Active Strategies Fund

Date: [                  , 2008]

1.              The Sub-Placement Agent is entitled to charge an upfront sales load to each Client on the purchase price of such Client’s Shares as follows:

Investment Amount	Sales Load
Less than $150,000	2.5%
$ 150,000 - $499,999	2.0%
$ 500,000 - $999,999	1.5%
$ 1,000,000 or more	1.0%

2.              Thereafter, beginning on the [      ]th month following the effective date of initial purchase of Shares by Clients the Sub-Placement Agent introduced to the Fund, the Sub-Placement Agent shall be entitled to receive a [monthly] servicing fee at an annual rate of [        ]% of the aggregate value of such Shares. The fee shall be shall be calculated based on the net asset value of the Shares as of the end of the applicable month and shall be payable in arrears within [        ] days after the end of such month.